SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:             Veredus Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  6900 Bowling Blvd., Suite 250
                  Louisville, KY  40207

TELEPHONE NUMBER:

                  (502) 893-4085

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  B. Anthony Weber
                  Veredus Funds
                  6900 Bowling Blvd., Suite 250
                  Louisville, KY  40207

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  / X /Yes                  /   /No

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1040, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Louisville and State of Kentucky on the 28th day of April, 1998.



ATTEST:                                       VEREDUS FUNDS



/s/Charles P. McCurdy, Jr.                  By: /s/B. Anthony Weber
----------------------------------             ---------------------------
Charles P. McCurdy, Jr., Secretary             B. Anthony Weber, Trustee